EXHIBIT 4.1

THE WARRANT AND SHARES ISSUABLE UPON EXERCISE HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH OR EXEMPT THEREFROM. THIS WARRANT CONTAINS ADDITIONAL RESTRICTIONS ON TRANSFER OF THE SECURITIES.

WARRANT

For the Purchase of

1,200,000 Shares of Common Stock

of

KRISPY KREME DOUGHNUTS, INC.

1.	Issuance and Terms of Warrant.

(a)           Issuance of Warrant. For value received, Kroll Zolfo Cooper LLC, or permitted assigns (the “Holder”), is entitled to purchase from Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”), at any time on or after the Exercisability Date (as hereinafter defined) and prior to the Expiration Time (as hereinafter defined), 1,200,000 shares (the “Shares”) of the Company’s Common Stock, no par value (the “Common Stock), upon surrender of this Warrant to the Company and upon payment of the Exercise Price (as hereinafter defined), subject to the terms and conditions set forth herein.

(b)           Exercisability Period. This Warrant shall be exercisable in whole or in part commencing on and after the Exercisability Date and shall expire at 5:00 P.M., Winston-Salem time, on January 31, 2013 (the “Expiration Time”). “Exercisability Date” shall mean the later of (i) January 29, 2006 and (ii) the date which is 30 days following the public announcement by the Company of the appointment of a Chief Executive Officer of the Company to succeed Stephen F. Cooper. Notwithstanding the foregoing, if on or prior to such date, the Services Agreement dated as of January 18, 2005 (the “Services Agreement”) among the Company, Kroll Zolfo Cooper LLC (“KZC”), Stephen F. Cooper (“Cooper”) and Steven E. Panagos (“Panagos”) shall have been terminated by the Company with “cause” or by KZC without “good reason”, this Warrant shall be forfeited upon such termination and shall be void and have no further effect.

KZC shall be deemed to have been terminated by the Company with “cause” if (i) any of KZC, Cooper or Panagos wilfully fails or refuses to perform its or his duties and responsibilities and such failure or refusal continues for thirty (30) days after having received written notice of same from the Company, (ii) any of KZC, Cooper or Panagos commits an act constituting a felony or (iii) any of KZC, Cooper or Panagos commits an act of gross negligence or willful misconduct to the material detriment of the Company.

KZC shall be deemed to have terminated the Services Agreement with “good reason” only if (i) there has been a material diminution of the duties or responsibilities of KZC, Cooper or Panagos under the Services Agreement, without the same being corrected within thirty (30) days after being given written notice thereof, or (ii) the Company materially breaches the Services Agreement, without the same being corrected within thirty (30) days after having received written notice of same from KZC.

(c)           Exercise Price. The price for which the Shares may be purchased upon the exercise of this Warrant shall be $7.75 per Share (the “Exercise Price”), subject to adjustment as hereafter provided.

(d)           Unregistered Securities. The Holder understands that: (i) this Warrant is being, and the Shares will be, issued under certain exemptions from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Holder is acquiring the Securities without any representation or warranty by the Company, including with respect to the value of the Securities, and (iii) the issuance of the Securities has not been approved by the Securities and Exchange Commission (the “SEC”) or by any agency charged with the administration of the securities laws of any state or other jurisdiction. The Holder represents and warrants that it is an “accredited investor” as that term is defined in Rule 501 under the Securities Act, and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision with respect thereto. The Holder further represents that it is familiar with the Company’s business and operations and it has had the opportunity to ask questions it has deemed appropriate. The Holder understands that the Company is relying on the truth and accuracy of the representations, declarations and warranties made herein by the Holder in issuing the Securities without having first registered the Securities under the Securities Act or under the securities laws of any state or other jurisdiction.

(e)           Intent to Hold. The Holder confirms that: (i) it understands that there are substantial restrictions on the transferability of the Securities and, accordingly, it may not be possible for the Holder to liquidate the Securities in case of emergency and (ii) the Holder is able to hold the Securities for an indefinite period of time and to afford a complete loss of the value of the Securities. The Securities are being acquired in good faith solely for the Holder’s own personal account and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof in violation of federal or state securities laws. The Holder has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person any Securities in violation of federal or state securities laws, or any current plan to enter into any such contract, undertaking, agreement or arrangement. The Holder understands that the legal consequences of the foregoing representations and warranties are that the Holder must bear the economic risk of holding the Securities for an indefinite period of time because the Securities have not been registered under the Securities Act.

(f)           Restrictions on Transfer. The Holder agrees that it will not, directly or indirectly, sell, convey, pledge or otherwise transfer this Warrant or any part hereof, or enter into any agreement that transfers any of the economic consequences of ownership of this Warrant, to any person other than a Permitted Transferee. “Permitted Transferee” means (i) any person that controls, is controlled by or is in common control with KZC; (ii) any officer or employee of KZC or any person described in clause (i); (iii) any family member of any person described in clause (ii); (iv) any trust, the beneficiaries of which, or a corporation, partnership or limited liability company the beneficial owners of the equity interests of which, include only persons described in clause (ii) or (iii); and (v) any other person approved by the Board of Directors of the Company (which approval may be withheld in its sole discretion).

The Holder understands and agrees that the Shares may be transferred only pursuant to (i) a public offering registered under the Securities Act and applicable state securities laws or (ii) Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, if available; provided that in the case of clause (ii), the Company may require an opinion of counsel in form and substance reasonably satisfactory to the Company.

(g)           Restrictive Legend. The Shares, and any other securities issuable upon exercise of this Warrant, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY

SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH OR EXEMPT THEREFROM.

2.            Adjustments; Anti-Dilution Provisions. The Exercise Price and the number and kind of Shares or other securities for which this Warrant is exercisable shall be subject to adjustment from time to time upon the happening of certain events as provided in this Section 2.

(a)           If at any time prior to the exercise of this Warrant in full the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether in shares of Common Stock or in capital stock of any other class); (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares; (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date of such dividend, distribution, or the effective date of such subdivision, combination, reclassification or recapitalization, shall be adjusted so that the Holder shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised in full immediately prior to such event, it would have owned by virtue of such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. Any adjustment required by this Section 2(a) shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, recapitalization or reclassification, to allow the purchase of such aggregate number and kind of shares.

(b)           Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to Section 2(a), the Shares shall simultaneously be adjusted by multiplying the number of Shares issuable upon exercise of the Warrant on the date thereof (prior to adjustment) by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted.

(c)           No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent in such price; provided, however, that any adjustments which by reason of this Section 2(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 2 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the Common Stock or such other capital stock for which this Warrant is exercisable as a result of any adjustment made hereunder.

(d)           Promptly after the number of Shares and/or the Exercise Price is adjusted as herein provided, the Company shall deliver to the Holder a notice of such adjustment, setting forth the adjusted number of shares purchasable upon the exercise of this Warrant and the Exercise Price of such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which adjustment was made.

(e)           No adjustment in respect of any cash dividends or any other event not expressly provided in this Section 2 shall be made during the term of this Warrant.

(f)           In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock and other than any other case where Section 2(a) is applicable) or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant and other than any other case where Section 2(a) is applicable) or in the case of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (any such transaction, a

“Fundamental Transaction”), the Company shall, as a condition precedent to such transaction, cause such successor or purchasing corporation, as the case may be, to execute with the Holder an agreement granting the Holder the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to receive upon exercise of this Warrant the kind and amount of shares and other securities and property that it would have owned or have been entitled to receive after the happening of such reclassification, change, consolidation, merger, sale or conveyance had this Warrant been exercised immediately prior to such action, assuming (to the extent applicable) that the Holder (i) was not a constituent person or an affiliate of a constituent person to such transaction, (ii) made no election with respect thereto, and (iii) was treated alike with the plurality of non-electing holders. Such agreement shall provide for adjustments in respect of such shares of stock and other securities and property and in the Exercise Price, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of this Section 2. The provisions of this Section 2(f) shall similarly apply to successive reclassifications, capital reorganizations, consolidations, mergers, sales or conveyances.

Notwithstanding the foregoing, if the Company enters into a Fundamental Transaction with another person (other than a subsidiary of the Company) and consideration is payable to holders of Common Stock in connection with such Fundamental Transaction which consideration consists solely of cash (assuming (to the extent applicable) that each such holder (i) was not a constituent person or an affiliate of a constituent person to such transaction, (ii) made no election with respect thereto, and (iii) was treated alike with the plurality of non-electing holders), then the Holder shall be entitled to receive a payment on an equal basis with, and at the same time as, holders of Common Stock as if this Warrant had been exercised immediately prior to such event, less the aggregate Exercise Price therefor. Upon receipt of such payment, the rights of the Holder under this Warrant shall terminate and cease and this Warrant shall expire.

(g)           In the event of any proposed distribution of the assets of the Company in dissolution or liquidation (except under circumstances when Section 2(f) shall be applicable), the Company shall mail notice thereof to the Holder and shall make no distribution to stockholders until the expiration of 30 days from the date of mailing of the aforesaid notice and, in any such case, the Holder may exercise the purchase rights with respect to this Warrant within 30 days from the date of mailing such notice, and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

(h)           The form of this Warrant need not be changed because of any adjustments in the Exercise Price or the number or kind of the Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant, as initially issued.

(i)            Any determination that the Company or the board of directors of the Company makes pursuant to this Section 2 shall be conclusive, absent manifest error.

3.            No Fractional Shares. No fractional Shares shall be issued in connection with any exercise hereof, and if the total number of Shares that remain unexercised would result in a fraction, such number of Shares shall be rounded to the nearest whole Share.

4.            No Stockholder Rights. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company.

5.            Reservation of Shares. The Company covenants that the Shares issuable upon the exercise of this Warrant have been duly authorized and reserved and, when issued and paid for, will be validly issued, fully paid and non-assessable and will be free of any liens or charges incurred or imposed by the Company. The issuance of this Warrant shall constitute full authority to those officers of the Company who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon the exercise of this Warrant.

6.	Exercise of Warrant.

(a)           This Warrant may be exercised in whole or in part by presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, with the Notice of Exercise attached hereto as Annex A duly executed and accompanied by payment of the Exercise Price for the number of Shares specified in such form. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Shares.

(b)           The exercise of this Warrant shall be effective as of the first Business Day on or prior to which the Company receives all of the items referred to in the first sentence of Section 6(a); provided, however, that if the Company receives any such item after 5:00 P.M., Winston-Salem time, such exercise shall be effective as of the next Business Day (such effective date, the “Exercise Date”). “Business Day” means any day other than a Saturday, Sunday or other day on which banks in Winston-Salem are required or permitted by law to close.

(c)           Promptly after the Exercise Date, and in any event within ten (10) Business Days after the Exercise Date, the Company shall issue and cause to be delivered a certificate or certificates evidencing the Shares to which the Holder is entitled, in fully registered form, registered in such name or names and delivered to such person or persons as may be directed by the Holder pursuant to the Notice of Exercise. Such certificate or certificates evidencing the Shares shall be deemed to have been issued and any persons who are designated to be named therein shall be deemed to have become the holder of record of such Shares as of the close of business on the Exercise Date (notwithstanding that the certificates representing such Shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed).

(d)           Issuance of certificates for Shares shall be made without charge to the Holder hereof for any issue or stamp tax or other incidental expense in respect of such issuance, all of which taxes and expenses shall be paid by the Company (to the extent such tax or expense is ordinarily and customarily paid by the public companies in similar transactions), and such certificates shall be issued in the name of the Holder of this Warrant or in such name or names as may be directed by the Holder of this Warrant; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder of this Warrant, the Company shall not be required to pay any tax or taxes which may be payable in respect of any such issuance.

7.            Registration Rights. The Holder of this Warrant is entitled to piggyback registration rights as follows:

(a)           Definitions. As used in this Section 7, the following terms shall have the following respective meanings:

(i)            “Registration Stock” shall mean: (1) any shares of Common Stock issued upon exercise of this Warrant and the shares of Common Stock issuable upon exercise of this Warrant or other securities issued or issuable upon exercise or conversion in whole or in part of the Shares or this Warrant and (2) any shares of Common Stock or other securities issued in respect of any such securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event; provided, however, that Registration Stock shall not include any such shares or securities disposed of pursuant to one or more registration statements under the Securities Act or shares or securities freely tradable pursuant to Rule 144(k) under the Securities Act or that cease to be outstanding. Any record holder of securities convertible into or exercisable for the purchase of Registration Stock or exercisable for securities which are convertible into Registration Stock shall be deemed to be the holder of the Registration Stock issuable upon such exercise or conversion.

(ii)           “Requisite Holders” shall mean holders who beneficially own (or Holders of Warrants who will beneficially own (by exercise of Warrants) prior to consummation of the offering covered by a registration pursuant to this Section 7) at least 25% of the total outstanding Registration Stock (assuming exercise of all Warrants).

(b)           Demand Registration on Form S-3. Subject to any lock-up agreement under Section 9 that may be in effect, Requisite Holders shall have the right to require the Company to file a registration statement on Form S-3 (or successor short form registration form) under the Securities Act covering the sale thereunder of all or a portion of such number of Registration Stock as such holders shall designate for sale in a written request to the Company and to use reasonable best efforts to cause such registration statement to become or be declared effective under the Securities Act (the “Demand Registration”); provided, however, that (x) the Company shall not be required to comply with a request for Demand Registration unless the Company is eligible to file a registration statement on Form S-3 (or successor short form registration form) under the Securities Act, (y) the Company shall not be required to comply with a request for Demand Registration if (I) the Company has filed a registration statement with respect to which the Holder is or was entitled to piggyback registration rights pursuant to Section 7(d) and either (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been consummated or withdrawn, or (II) the Company has filed a registration statement pursuant to Section 7(c), and (z) the Company shall have the right to delay the Demand Registration for an aggregate of up to 90 days if the Board of Directors of the Company determines in good faith (a “Registration Delay Determination”) that (A) required disclosure of information in any related registration statement, prospectus or prospectus supplement at such time would have a material adverse effect on the Company’s business, operations or prospects or (B) a material transaction that has not yet been publicly disclosed would be required to be disclosed in a registration statement, prospectus or prospectus supplement and such disclosure would jeopardize the success of such transaction. The Company shall not be required to effect more than one Demand Registration in the aggregate for all Holders of Warrants and all holders of Registration Stock. The Company will use its reasonable best efforts to file a registration statement under Section 7(b) or (c) within 90 days of the date that it receives a demand from the Requisite Holders.

(c)           Shelf Registration. Subject to any lock-up agreement under Section 9 that may be in effect, Requisite Holders shall have the right to require the Company to file a registration statement on Form S-3 (or successor short form registration form) under the Securities Act for an offering on a continuous basis pursuant to Rule 415 under the Securities Act covering the resale of Registration Stock thereunder and to use reasonable best efforts to cause such registration statement to become or be declared effective under the Securities Act (the “Shelf Registration”); provided, however, that (x) the Company shall not be required to comply with a request for Shelf Registration unless the Company is eligible to file a registration statement on Form S-3 (or successor short form registration form) under the Securities Act and (y) the Company shall not be required to comply with a request for Shelf Registration if (I) the Company has filed a registration statement with respect to which the Holder is or was entitled to piggyback registration rights pursuant to Section 7(d) and either (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been consummated or withdrawn, or (II) the Company has filed a registration statement pursuant to Section 7(b). The Company shall use its reasonable best efforts to keep the registration statement under this Section 7(c) continuously effective under the Securities Act for a period of two years after such registration statement first becomes effect or such shorter period ending when all Shares cease to be Registration Stock. Notwithstanding the foregoing, the Company may suspend the use of the prospectus included in any Shelf Registration in the event that and for a period of time (the “Shelf Blackout Period”) not to exceed an aggregate of 90 days in any 12-month period if the Board of Directors of the Company has made a Registration Delay Determination.

(d)           Piggyback Registration. If the Company shall seek to file a registration statement under the Securities Act with respect to an offering of Common Stock solely for cash by the Company or any of its stockholders (except in connection with (a) any stock option plan, stock purchase plan, savings or similar plan on Form S-8 (or any successor form in connection with any employee or director welfare, benefit or compensation plan, (b) any acquisition, merger, exchange offer, rights offering or any dividend reinvestment or share purchase plan offered exclusively to existing holders of securities of the Company, (c) an offering solely to employees of the Company or its affiliates, or (d) a transaction pursuant to Rule 145 of the Securities Act), and if the form of registration statement proposed to be used may be used for the registration of the Registration Stock, then, on each such occasion, the Company shall furnish the Holder with at least 15 days prior written notice of the filing thereof. Subject to the following sentence, at the written request of the Holder, given within 5 days after the receipt of such notice, the Company will cause (or in the case of an underwritten offer, use its reasonable best efforts to cause the managing underwriter or underwriters to permit) all of the Registration Stock for which registration shall have been requested by such Holder to be included in such registration statement. The Company may withdraw or suspend any such registration at any time, provided that the Company shall give immediate notice of such withdrawal to the Holder who requested inclusion of the Registration Stock. If any registration pursuant to this Section 7(d) shall be, in whole or in part, an underwritten public offering of Common Stock, then the number of shares of Registration Stock to be included in such an underwriting may be reduced by the Company and the managing underwriter or underwriters thereof if and to the extent that the Company and such underwriter or underwriters shall be of the opinion (in their sole reasonable judgment) that such inclusion could adversely affect the marketing of the securities to be sold by the Company therein or success of the offering.

(e)           Further Obligations of the Company. Whenever the Company is required to register any of the Registration Stock pursuant to any of the provisions of this Section 7, the Company shall also be obligated to do the following:

(i)         Prepare for filing with the SEC such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary, but in no event more than nine months, to complete the proposed public offering (subject to the Company’s right to suspend or withdraw the offering);

(ii)         Furnish to each selling holder such copies of preliminary and final prospectuses and such other documents as said holder may reasonably request to facilitate the public offering of such holder’s Registration Stock;

(iii)          Use its reasonable best efforts to register or qualify the Registration Stock covered by said registration statement under the securities or Blue Sky laws of such jurisdictions as not less than 50% of the holders of Registration Stock may reasonably request; provided, however, that the Company shall not be required (A) to qualify to do business in any jurisdiction where it would not otherwise be required to so qualify or (B) to file any general consent to service of process or (C) to subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation;

(iv)         If the registration statement relates to an underwritten offering, use its reasonable best efforts to cause to be furnished to the selling holders, and any underwriters or broker-dealers through whom the Registration Stock may be sold, as may be customary, an opinion or opinions of counsel for the Company and a letter or letters of the independent certified public accountants for the Company, in form and substance customary for similar offerings; and

(v)         Permit each selling holder or said holder’s counsel or other representatives, at the selling holder’s expense, to inspect such corporate documents and records as may reasonably be requested by them, and necessary to enable them, to exercise their due diligence responsibility.

(f)           Expenses, etc. All expenses in connection with the preparation and filing of any registration statement under this Section 7, any registration or qualification under the securities or Blue Sky laws of states in which the offering will be made under such registration statement and any filing fee of the National Association of Securities Dealers, Inc. relating to such offering shall be borne in full by the Company, except for any underwriters’ or brokers’ commissions, fees required to be paid by a selling holder rather than the Company in order to comply with applicable Blue Sky or state securities laws, fees or expenses expressly applicable to securities being sold by the holders of securities, fees or expenses of their counsel and Securities and Exchange Commission filing fees for the registration of the Shares; provided that the Company shall pay for the reasonable fees and expenses of one counsel for all the Holders.

(g)           Indemnification. The Company shall indemnify the selling holders of Registration Stock, and, to the extent required in any agreement with any underwriter or broker-dealer through whom the Registration Stock may be sold, any such underwriter or broker-dealer and each person, if any, who controls any such underwriter or broker-dealer (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, expenses or actions in respect thereof (under the Securities Act or common law or otherwise) (collectively “Damages) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registration Stock was registered under the Securities Act, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the selling holders of Registration Stock for any legal or other out-of-pocket expenses reasonably incurred by such selling holders in connection with investigating or defending against such Damages except insofar as such Damages (i) are caused by any untrue statement or omission (or alleged untrue statement or omission) contained in information furnished in writing to the Company by such selling holders expressly for use therein or (ii) were caused by the fact that such Holder sold Registered Stock to a person who was not provided with an amended or supplemented prospectus, if the Company had previously furnished to such Holder such amended or supplemented prospectus and if the untrue (or allegedly untrue) statement or omission contained in the prospectus so delivered was corrected in such amended or supplemented prospectus. In connection with any such registration statement, the selling holders of Registration Stock will furnish the Company in writing such information as may reasonably be requested by the Company for use in any such registration statement or prospectus and will indemnify the Company, its directors and officers, and, to the extent required in any agreement with any underwriter or broker-dealer, each such underwriter or broker-dealer and each person, if any, who controls the Company or any underwriter or broker-dealer (within the meaning of the Securities Act) against Damages, to the same extent as the foregoing indemnity from the Company to the Holder and will reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending against such damages; but only to the extent that such untrue (or alleged untrue) statement or omission (or alleged omission) was contained in information so furnished in writing by the selling holders of Registration Stock expressly for use therein, and only to the extent of proceeds received by the selling holders of Registration Stock in the offering. The Company further agrees that, in connection with any underwritten public offering, it also will enter into customary contribution arrangements with the selling holders of Registration Stock any underwriters or broker-dealers through whom the Registration Stock may be sold, with respect to situations in which indemnification is potentially unavailable.

(h)           Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(e), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party in such proceedings and shall pay the fees and disbursements of such counsel relating to such proceeding. The failure or delay of an indemnified party to notify the indemnifying party with respect to a particular proceeding shall not relieve the indemnifying party from any obligation or liability which it may have pursuant hereto except to the extent that the indemnifying party is not prejudiced by such failure or delay. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expense of such counsel shall be at the expense of such indemnified party unless, in the reasonable judgment of such counsel, a conflict of interest may exist between such indemnified party and the indemnifying party in respect to such claim, in which case the fees of one counsel to all indemnified parties shall be paid by the indemnifying party. The indemnifying party shall not be liable for any settlement of any proceeding with respect to which it has agreed in writing to indemnify the indemnified party pursuant to the term of this Section 7 effected without its written consent (which shall not be unreasonably withheld). No indemnifying party shall, without the prior written consent of any indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on all claims that are the subject matter of such proceeding.

8.            Exchange, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the Holder hereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Any assignment permitted by the terms of this Warrant shall be made by surrender of this Warrant to the Company or at the office of Its stock transfer agent, if any, with the Assignment Form attached hereto as Annex B duly executed and funds sufficient to pay any transfer tax; whereupon the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. Subject to the restrictions on transferability set forth in this Warrant, this Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term ‘Warrant” as used herein includes any Warrants issued in substitution for or replacement of this Warrant, or into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

9.            Lock-Up. In the event of an underwritten offering of securities of the Company, each Holder shall, upon written request of the managing underwriter(s) of such offering, agree not to effect directly or indirectly any sale or disposition of the Warrants or any Shares 7 days prior to or 120 days (or such lesser period as the managing underwriter(s) may permit) after the effective date of the registration statement (except pursuant to any piggyback rights it may have with respect to such offering), and to execute a “lock-up” agreement substantially to the foregoing effect in a form requested by the managing underwriter(s) of such offering. The Holder is only required to agree to the preceding sentence if all of the directors, executive officers and stockholders holding greater than 10% of the outstanding Common Stock also agree to the same provision.

10.          Miscellaneous. This Warrant shall be governed by the internal laws, but not the law of conflicts, of the State of New York. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by the Company and the Holder. Whenever possible, each provision of this Warrant shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Warrant, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Warrant shall remain fully enforceable and binding on the parties. By acceptance of this Warrant, the Holder acknowledges that this is the full success fee referred to in the Services Agreement.

11.          Notice Generally. Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by registered or certified mail, postage prepaid, or overnight delivery service, addressed to the Holder at such Holder’s last known address appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at 370 Knollwood Street,

Suite 500, Winston-Salem, NC 27103, Attention: Corporate Secretary, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

ISSUED THIS 31st day of July, 2005.

KRISPY KREME DOUGHNUTS, INC. By: /s/ James H. Morgan Name: James H. Morgan Title: Chairman

ANNEX A

NOTICE OF EXERCISE

WARRANT OF KRISPY KREME DOUGHNUTS, INC.

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ____________ shares of common stock (the “Shares”) of Krispy Kreme Doughnuts, Inc. (the “Company”) and hereby delivers $__________ in payment of the Exercise Price (as defined in the Warrant) thereof.

The undersigned understands that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state or other jurisdiction and may not be offered, sold, pledged or hypothecated (i) until they have been registered under the Securities Act and other applicable securities laws or, in the opinion of counsel in form and substance reasonably satisfactory to the Company, unless such offer, sale or transfer, pledge or hypothecation is in compliance therewith or exempt therefrom and (ii) as permitted by the terms of the Warrant.

Dated:
Printed Name of Holder:
(Must conform in all respects to name of Holder as specified on the face of the Warrant)
Signature:

ANNEX B

ASSIGNMENT FORM

WARRANT OF KRISPY KREME DOUGHNUTS, INC.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name:________________________________________________________________

(Please print in block letters)

Address:______________________________________________________________

the right to purchase Common Stock of KRISPY KREME DOUGHNUTS, INC. (the “Company”) represented by this Warrant to the extent of _________________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint ________________ attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Dated:
Printed Name of Holder:
(Must conform in all respects to name of Holder as specified on the face of the Warrant)
Signature: